Exhibit 99.1

HOST HOTELS & RESORTS CLOSES $500 MILLION PRIVATE PLACEMENT OF SENIOR NOTES DUE 2014

Bethesda, MD, November 2, 2006 - Host Hotels & Resorts, Inc. (NYSE:HST) today announced the closing of $500 million aggregate principal amount of Series R Senior Notes (the “Notes”) bearing interest at a rate of 6 7/8% per year due in 2014, issued by Host Hotels & Resorts, L.P., for whom the Company acts as sole general partner. The Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the United States Securities Act of 1933, as amended.

The net proceeds of the offering of approximately $488 million, after taking into account original issue discount, fees and offering expenses, will be used to redeem Host Hotels & Resorts, L.P.’s existing $450 million 9 1/2% Series I Senior Notes due 2007 and for general corporate purposes.

The Notes offered have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the Notes has been structured to allow secondary market trading under Rule 144A under the United States Securities Act of 1933.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and

Host Hotels & Resorts, Inc. News Release	November 2, 2006

our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete pending acquisitions and dispositions; and our ability to continue to satisfy complex rules in order for us to qualify as a Real Estate Investment Trust for federal income tax purposes and other risks and uncertainties associated with our business described in the Company’s filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of November 2, 2006, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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